Exhibit 99.1

For Immediate Release

Contacts:
Sheila Blackwell	Nate Wallace
sblackwell@manu.com	nate@manu.com
301-255-5486	301-255-5059

Manugistics Announces Resignation of

Executive Vice President & Chief Financial Officer

ROCKVILLE, Md. – October 24, 2005 – Manugistics Group, Inc. (NASDAQ: MANU), a leading global provider of synchronized supply chain and revenue management solutions, today announced that Raghavan Rajaji has resigned as Executive Vice President & Chief Financial Officer to accept a position with another company. Rajaji will continue supporting Manugistics on an interim basis while a search is conducted for his successor.

Rajaji joined Manugistics in 1999 and ran the finance, investor relations and human resources organizations.

“We wish Raj all the best and thank him for his significant contribution to Manugistics,” said Manugistics CEO Joe Cowan.  “We are actively recruiting to fill the opening created by Raj’s departure.”

“My tenure at Manugistics has been exciting and challenging,” said Rajaji.  “I am pleased with the work we have accomplished in positioning the company for growth.  I applaud the leadership Joe has brought to Manugistics and the direction in which the company is headed.”

About Manugistics Group, Inc.
Manugistics powers the synchronized supply chain. Clients depend on Manugistics to position them one step ahead of demand. With Manugistics’ unparalleled supply chain and revenue management solutions, clients achieve improved forecast and inventory accuracy and leverage industry leading pricing and yield management solutions to maximize profits while ensuring optimum supply for constantly changing demand. Its clients include industry leaders such as Boeing, Canadian Tire, Cingular, Circuit City, Coca-Cola Bottling, Coty International, Delta Air Lines, DHL, Diageo, Dixons, DuPont, Eurostar Group Ltd., Georgia-Pacific, Great North Eastern Railway (GNER), Harley-Davidson, Harrah’s Entertainment, H.J. Heinz, John Deere, L.L. Bean, Limited Brands, Kraft Foods, Marriott, McCormick, Nestle, RadioShack, The Scotts Company, Sears, Roebuck & Co., Sinotrans, Unilever and Wickes Building Supplies. For more information, visit our website at www.manugistics.com.

FORWARD-LOOKING STATEMENT

This announcement contains forward-looking statements that involve risks and uncertainties that include, but are not limited to, continuing cautious capital spending by corporations for supply chain management software, the ability of Manugistics to effectively align its cost structure with revenues, unintended adverse effects of Manugistics’ recent restructuring and cost containment initiatives and recent organizational and senior management changes, and changes in our competitive environment, including industry consolidation. More information about factors that potentially could affect Manugistics’ financial results is included in Manugistics’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Quarterly Report on Form 10-Q for the period ended August 31, 2005. Manugistics assumes no obligation to update the forward-looking information contained in this announcement.